SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [ ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[  ] Preliminary proxy statement.

[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)
     (2)).

[  ] Definitive proxy statement.

[ X ] Definitive additional materials.

[  ] Soliciting material under Rule 14a-12.

                          FIRST AVIATION SERVICES INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
                 WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
                       WYNNEFIELD CAPITAL MANAGEMENT, LLC
                            WYNNEFIELD CAPITAL, INC.
                                   NELSON OBUS
                                JOSHUA H. LANDES
                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
 ------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

The following advertisement will appear in the Wall Street Journal and on the website www.rescuefavs.com:

             ISS ENDORSES ELECTION OF NELSON OBUS TO FIRST AVIATION
                BOARD AND IMPLEMENTATION OF CUMULATIVE VOTING TO
                          MAXIMIZE SHAREHOLDER WEALTH

 INSTITUTIONAL SHAREHOLDER SERVICES (ISS), a leading independent proxy advisory firm, supports the WYNNEFIELD GROUP'S efforts to move First Aviation Services
   Inc. (FAvS) forward by seeking ELECTION OF NELSON OBUS TO FAVS' BOARD and IMPLEMENTATION OF CUMULATIVE VOTING. In its recent proxy analysis, ISS explained why:

 "WITH A 29.7 PERCENT EQUITY OWNERSHIP, THE DISSIDENTS ARE ASKING FOR A SEAT AT THE TABLE. WITH POOR HISTORICAL SHAREHOLDER RETURNS, A CONTINUING CONFLICT OF
  INTEREST DUE TO RELATED PARTY TRANSACTIONS WITH FIRST EQUITY GROUP, AND THE MARKET VALUING THE COMPANY NEAR ITS LIQUIDATION VALUE, THE CIRCUMSTANCES WARRANT
 SUPPORT OF THE DISSIDENT NOMINEE. WE BELIEVE THAT AN ALTERNATIVE VOICE ON THE
        BOARD WOULD INCREASE THE ODDS OF MAXIMIZING SHAREHOLDER WEALTH."

                        ISS CITES FAVS' POOR PERFORMANCE

  "The company's long-term stock performance has not been favorable since the company went public in 1997 at $10 per share. Currently, the stock trades at
   $4.70 per share as of June 2, 2004, or a level that is slightly above the company's net/net working capital of approximately $4.63 per share as of the fiscal year ended January 2004."

       ISS TALKS ABOUT FEES PAID TO FIRST EQUITY AND CONFLICTS OF INTEREST

     "We believe that these fees represent a conflict of interest due to Mr. Hollander's and Mr. Culver's ownership of First Equity Group. Further, the amount of the fees, $360,000 per year, is material considering the company's best operational result in the last five fiscal years was income from continuing operations of $292,000. * * * In light of the poor operating results and lack of historical transactions, we believe that minority shareholders can make the argument that the return on these fees may not justify the expense."

               ISS SAYS OBUS MAKES A REASONABLE REQUEST FOR CHANGE

 "In meeting with Mr. Obus, we believe that his requests are reasonable. Asking the board to commit to a business plan with a targeted rate of return in order to benchmark the company's progress and performance is reasonable. Further, the pursuit of strategic alternatives in a transaction is a reasonable request if the company is not able to bolster its performance operationally."

  ISS SAYS VOTE THE WYNNEFIELD GROUP'S GREEN PROXY CARD FOR ELECTION OF NELSON
   OBUS AND FOR CUMULATIVE VOTING. THROW AWAY MANAGEMENT'S WHITE PROXY CARD.

IF YOU PREVIOUSLY VOTED, YOU HAVE THE RIGHT TO CHANGE YOUR VOTE. For assistance voting your shares call OUR PROXY SOLICITORS, LAWRENCE E. DENNEDY OR DANIEL M.
   SULLIVAN OF MACKENZIE PARTNERS, INC., AT (800) 322-2885. Visit our website www.rescuefavs.com for a copy of our proxy statement and proxy card filed with the SEC May 18, 2004, and other helpful information.

                     VOTE GREEN. VOTE TO MOVE FAVS FORWARD.

     Permission to use quotes was neither sought nor obtained. Institutional Shareholder Services and ISS are registered trademarks of Institutional
                           Shareholder Services, Inc.